EXHIBIT 99.1

Aastrom One-for-Eight Reverse Stock Split Now Effective

ANN ARBOR, Mich., Feb. 18, 2010 (GLOBE NEWSWIRE) -- Aastrom Biosciences, Inc. (Nasdaq:ASTM) today reported that its previously announced one-for-eight reverse stock split of the company's issued and outstanding common shares is now effective. This reverse split is intended to increase the per share trading price of Aastrom's common stock to satisfy the $1.00 minimum bid price requirement for continued listing on NASDAQ and to attract greater institutional ownership of the company's shares. As a result of the reverse stock split, every eight shares of the company's common stock that were issued and outstanding immediately prior to the opening of trading today will automatically be combined into one issued and outstanding share without any change in the par value of such shares and the number of authorized but unissued shares of the company's common stock will be proportionally reduced.

Concurrent with the effectiveness of the reverse stock split, the ticker symbol will change from ASTM to ASTMD. The ticker symbol will revert to ASTM on Thursday, March 18, 2010.

About Aastrom Biosciences

Aastrom Biosciences is developing autologous cellular therapies for use in the treatment of severe cardiovascular diseases. The company's proprietary cell-processing technology enables the production of cellular therapies using a patient's own bone marrow that can be delivered directly to damaged tissues. Aastrom has advanced this technology into late-stage clinical development and is conducting two Phase 2 clinical trials to treat dilated cardiomyopathy and a Phase 2b clinical trial to treat critical limb ischemia. For more information, please visit Aastrom's website at www.aastrom.com.

The Aastrom Biosciences, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3663

This document contains forward-looking statements which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as "anticipates," "intends," "estimates," "plans," "expects," "we believe," "we intend," and similar words or phrases, or future or conditional verbs such as "will," "would," "should," "potential," "could," "may," or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

CONTACT:  Berry & Company
          Media:
          Stephen Zoegall
          (212) 253-8881
          szoegall@berrypr.com

          Aastrom Biosciences
          Investors:
          Kimberli O'Meara
          (734) 930-5777
          ir@aastrom.com